Exhibit 17

April 12, 2005

Board of Directors and Chair of Audit Committee,
Kid Castle Educational Corporation
8F.98 Min Chuan Road Hsien Tien, Taipei, Taiwan

I am sorry to submit my resignation to the Board of Directors of Kid Castle Educational Corporation as an independent director and member of the audit committee of the board.

Very truly yours,

/s/ Yuanchau Liour

Yuanchau Liour
Taipei, Taiwan

cc:	Joseph Chou, PricewaterhouseCoopers
Chief Executive Officer and Chief Financial Officer, Kid Castle Educational
Corporation
Financial Office, Kid Castle Educational Corporation